Exhibit (a)(2)

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU REJECT ROMI’S OFFER AND NOT TENDER YOUR SHARES TO ROMI

Dear Fellow Hardinge Shareholder:

On March 30, 2010, Helen Acquisition Corp., a wholly owned subsidiary of Indústrias Romi S.A. (Romi), commenced an unsolicited tender offer to acquire your Hardinge shares for $8.00 each.

After careful consideration, including a thorough review of Romi’s Offer with our independent financial and legal advisors, Hardinge’s Board of Directors unanimously determined that Romi’s Offer is not in the best interests of Hardinge and Hardinge’s shareholders.  Your Board strongly recommends that all Hardinge shareholders reject Romi’s Offer and not tender their shares.

In reaching its recommendation, your Board considered, among other things, that:

•                  Hardinge is well-positioned to emerge strongly from the current economic downturn and to benefit significantly as the machine tool industry recovers

•                  Romi’s Offer is grossly inadequate

•                  Romi’s Offer is opportunistic

•                  Romi’s Offer values Hardinge at a price significantly below historical valuations

•                  Romi’s Offer values Hardinge at a price significantly below current trading levels

•                  Romi’s Offer is highly conditional

•                  Romi’s Offer is coercive

A complete discussion of these reasons and the other material factors contributing to the Board of Directors’ recommendation is included in the enclosed Schedule 14D-9.  We urge you to read the Schedule 14D-9 carefully and in its entirety so that you will be fully informed as to your Board of Directors’ recommendation.  The Company’s 14D-9 filing and other materials related to Romi’s unsolicited proposals are also available in the “Investor Relations” section of the Company’s website at www.Hardinge.com, or through the following web address: http://www.hardingeus.com/index.asp?pageId=93.  If you have any questions concerning Hardinge’s Schedule 14D-9 or need additional copies of Hardinge’s publicly-filed materials, please contact Okapi Partners at (877) 279-2311 (Toll-Free).

We appreciate your continued support.

Best regards,

Kyle H. Seymour	Richard L. Simons
Non-Executive Chairman	President/CEO

This document contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Hardinge’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements due to a variety of factors, including those described in Hardinge’s SEC reports, including its March 15, 2010 Form 10-K. Hardinge undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Hardinge notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. Hardinge is not waiving any other defenses that may be available under applicable law.